EXHIBIT 2.1

PLAN OF MERGER

This PLAN OF MERGER, dated as of August 15, 2003 (the “Plan”), is entered into by and among Curative Health Services, Inc., a Minnesota corporation (“CHS” and after the Effective Time, the “Surviving Corporation”), Curative Holding Co., a Minnesota corporation and the direct subsidiary of CHS (“CHS Holding”), and Curative Health Services Co., a Minnesota corporation and indirect subsidiary of CHS and direct subsidiary of CHS Holding (“Merger Sub”).

WHEREAS, the authorized capital stock of CHS consists of (a) 50,000,000 shares of common stock, par value $0.01 per share (“CHS Common Stock”), of which, 12,342,687 shares were issued and outstanding as of May 1, 2003, (b) 500,000 shares of Series A junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding (“CHS Series A Preferred Stock”), and (c) 9,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding (“CHS Undesignated Preferred Stock”).

WHEREAS, each share of CHS Common Stock also includes a right to purchase (“CHS Purchase Right”) one share of CHS Series A Preferred Stock pursuant to the Restated Rights Agreement (the “CHS Rights Plan”), dated as of October 25, 1995, by and between CHS and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, National Association.

WHEREAS, CHS Holdings is and, at all times since its organization, has been a wholly-owned subsidiary of CHS with authorized capital stock consisting of (a) 50,000,000 shares of common stock, par value $0.01 per share (“CHS Holdings Common Stock”), of which, 100 shares are currently issued and outstanding, (ii) 500,000 shares of Series A junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding (“CHS Holdings Series A Preferred Stock”), and (c) 9,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding (“CHS Holdings Undesignated Preferred Stock”).

WHEREAS, at the Effective Time, the CHS Rights Plan (after the Effective Time, the “CHS Holdings Rights Plan”), governing CHS Purchase Rights (after the Effective Time, “CHS Holdings Purchase Rights”) will be assigned to and assumed by CHS Holdings, pursuant to which CHS Holdings will agree to perform all duties and obligations thereunder.

WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the CHS Holdings Undesignated Preferred Stock, the CHS Holdings Series A Preferred Stock and the CHS Holdings Common Stock are the same as those of the CHS Undesignated Preferred Stock, the CHS Preferred Stock and the CHS Common Stock, respectively.

WHEREAS, the Articles of Incorporation and the Bylaws of CHS Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of CHS immediately before the Effective Time (other than, as allowed by Section 302A.626 (subd. 7) of the Minnesota Business Corporation Act, as amended (the “MBCA”)).

WHEREAS, Merger Sub is a wholly owned subsidiary of CHS Holdings with authorized capital stock consisting of 1,000 shares of common stock, par value $.01 per share (“Merger Sub Common Stock”), of which, 100 shares are currently issued and outstanding.

WHEREAS, the Board of Directors of each of CHS, CHS Holdings and Merger Sub have determined that it is desirable and in the best interests of CHS, CHS Holdings and Merger Sub, respectively, that CHS and Merger Sub should merge, CHS shall be the surviving corporation and CHS Holdings shall be a “holding company” of CHS, as such term is defined in Section 302A.626 (subd. 1)(b) of the MBCA.

Terms

NOW, THEREFORE, the parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:

1.    Merger of Merger Sub with and into CHS.    At the Effective Time, Merger Sub shall merge with and into CHS (the “Merger”) in accordance with Section 302A.626 (subd. 3) of the MBCA, and the separate existence of Merger Sub shall cease and CHS shall be a direct wholly owned subsidiary of CHS Holdings. CHS shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and CHS are the only constituent corporations to the Merger.

2.    Name of Surviving Corporation.    The name of the surviving corporation shall be “Curative Health Services Co.”.

3.    Effect of the Merger.    The effect of the Merger shall be as provided in Section 302A.626 of the MBCA. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

4.    Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

(a)    Each then issued and outstanding share of CHS Holdings Common Stock (together with the associated CHS Holdings Purchase Rights) held by CHS will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

(b)    Each then issued and outstanding share or fraction of a share, of CHS Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of CHS Holdings Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of CHS Common Stock immediately prior to the Effective Time.

(c)    Each CHS Purchase Right or fraction of a CHS Purchase Right will, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for a CHS Holdings Purchase Right or equal fraction of a CHS Holdings Purchase Right, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a CHS Purchase Right immediately prior to the Effective Time.

(d)    Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

5.    Certificates.    At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced CHS Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of CHS Holdings Common Stock (including associated CHS Holdings Purchase Rights) into which such shares of CHS Common Stock were converted pursuant to Section 4(b) of this Plan. In addition, immediately after the Effective Time, each such certificates shall also evidence a number of CHS Holdings Purchase Rights equal to the number of CHS Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

6.    Articles of Incorporation, By-laws, Officers and Directors.    Subject to Section 7 below, the Articles of Incorporation and Bylaws of CHS, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of CHS immediately prior to the Effective Time shall be the officers and directors of CHS Holding as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.

7.    Amendment to Articles of Incorporation.    Automatically, upon filing the Articles of Merger and this Plan in accordance with the MBCA, the Articles of Incorporation of the Surviving Company shall be amended as follows:

(a)    Article I of the Articles of Incorporation is amended in its entirety to read as follows:

ARTICLE I.    Name

The name of this corporation is “Curative Health Services Co.”.

(b)    Article III of the Articles of Incorporation is amended in its entirety to read as follows:

ARTICLE III.    AUTHORIZED SHARES

The aggregate number of shares that the corporation is authorized to issue is 1,000, par value $0.01 per share, all of which are designated as common shares.

(c)    A new Article VIII of the Articles of Incorporation is added to read in its entirety as follows:

ARTICLE VIII.    Holding Company Stockholder Approval

Any action by or involving this Corporation, other than the election or removal of directors of this Corporation, that requires for its adoption under the Minnesota Business Corporation Act or these articles of incorporation, the approval of the stockholders of this Corporation shall, pursuant to Section 302A.626 (subd. 3)(8)(i)) of the Minnesota Business Corporation Act, require, in addition to the approval of the stockholders of this Corporation, the approval of the stockholders of Curative Holding Co., a Minnesota corporation (or any successor by merger), so long as such corporation or its successor is the ultimate parent, directly or indirectly, of this Corporation, by the same vote that is required by the Minnesota Business Corporation Act and/or the articles of incorporation of this Corporation. For the purposes of this Article VIII, the term “parent” shall mean a corporation that owns, directly or indirectly, any outstanding capital stock of this Corporation entitled to vote in the election of directors of this Corporation.

8.    Assumption of Certain Agreements and Plans.    CHS Holdings and CHS hereby agree that they will, at the Effective Time, execute, acknowledge and deliver one or more assignment and assumption agreements pursuant to which CHS will assign and CHS Holdings will assume, from and after the Effective Time, all rights, duties and obligations required under the following:

(a)    The Curative Health Services, Inc. 2000 Stock Incentive Plan;

(b)    The Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified Stock Option Agreements for David Lawson, Steven Michurski and Beth Oliver;

(c)    The Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended;

(d)    The Curative Health Services, Inc. and Subsidiaries 1991 Stock Option Plan, as amended;

(e)    The Curative Health Services, Inc. and Subsidiaries Director Shares Purchase Program;

(f)    The Curative Health Services, Inc. Non-Employee Director Severance Plan;

(g)    The Curative Health Services, Inc. and Subsidiaries Employee 401(k) Savings Plan;

(h)    The CHS Rights Plan;

(i)    Amended and Restated Promissory Note of Curative Health Services, Inc., dated May 30, 2002, in favor of Jon M. Tamiyasu in his capacity as Stockholders’ Representative due February 28, 2007;

(j)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Azar I. Delpassand, due June 28, 2007;

(k)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Azar I. Delpassand due June 28, 2007;

(l)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Dr. Ebrahim S. Delpassand due June 28, 2007;

(m)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Dr. Ebrahim S. Delpassand due June 28, 2007;

(n)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Tara Imani due June 28, 2007;

(o)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Tara Imani due June 28, 2007;

(p)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Maryam Panahi due June 28, 2007;

(q)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Maryam Panahi due June 28, 2007;

(r)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Yassamin Norouzian due June 28, 2007;

(s)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Yassamin Norouzian due June 28, 2007;

(t)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of IIC GP, LLC due June 28, 2007;

(u)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of IIC GP, LLC due June 28, 2007; and

(v)    Subordinated Convertible Note of Curative Health Services, Inc., dated October 23, 2002 in favor of Home Care of New York, Inc. due October 23, 2005.

9.    Plan of Reorganization.    This Plan shall constitute a plan of reorganization of CHS and Merger Sub.

10.    Tax Treatment.    The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

11.    Filing and Effective Time.    If this Plan has not been terminated pursuant to Section 11 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by CHS and Merger Sub pursuant to and in accordance with the MBCA. The Merger shall be effective (the “Effective Time”) at 6:00 a.m. Central Standard Time on August 19, 2003.

12.    Termination.    This Plan may be terminated and the Merger abandoned by the Board of Directors of CHS at any time prior to the Effective Time.

13.    Adoption and Approval.    The Plan was adopted and approved by the Board of Directors of CHS on May 28, 2003. Pursuant to Section 302A.626 (subd. 2) of the MBCA, the Plan was not approved by the shareholders of CHS or Merger Sub.